Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

James O’Donnell, 858 S. Pennsylvania St., Denver, CO 80209 (“Employee”), President, Mountain Division, Grade 35 and CORP, VRMCO and Vail Resorts, Inc., together with their affiliates, shareholders, directors, officers, board members, employees, representatives, predecessors, successors, and assigns (the “Company”) (together, the “Parties”) desire to enter into this Severance Agreement and General
Release (“Agreement”) to resolve any and all claims and issues between them, including those arising out of or relating to Employee’s employment with and separation from the Company. This Agreement is made by the parties under the terms and conditions of the Company’s Executive Severance Policy.

In exchange for their promises to one another in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree to the following terms and conditions, which constitute full settlement of any and all disputes between them, except as otherwise expressly noted in this Agreement.

1.Separation of Employment

Employee and the Company agree and understand that Employee’s employment with the Company will end effective as of March 3, 2023 (“Separation Date”). To assist Employee in Employee’s employment transition, the Company will voluntarily provide Employee with severance pay in exchange for execution of this Agreement and agreement to the terms set forth herein. Employee shall not execute this Agreement prior to the Separation Date.

2.Effective Date

This Agreement shall become effective on the eighth (8th) day following the date on which it is signed by both Parties (the “Effective Date”). As explained further in Section 9 below, this Agreement may be revoked by Employee at any time during the seven (7) day period preceding the Effective Date (“Revocation Period”).

Employee should complete the DocuSign process to sign and return this Agreement no earlier than March 3, 2023 and no later than March 20, 2023.

3.Compensation

Consistent with the Company’s Executive Severance Policy, in return for Employee signing this Agreement and observing its terms, including the release and waiver of all claims, the Company will provide Employee with the following benefits:

(a)Severance Payment. A severance payment in the gross amount of $572,400 Dollars (“Severance Payment”), consisting of 52 weeks of pay, payable in a lump sum, in accordance with the Company’s regular payroll processes, to be paid after the Effective Date. This payment, for which the Company shall issue an IRS Form W-2 at the appropriate time, shall be subject to all applicable statutory wage deductions, taxes, and any other applicable deductions which Employee has authorized.

(b)Tax Liability. In accordance with the terms of the Severance Payment, the Parties agree to make all necessary and usual reports to the Internal Revenue Service, state taxing authorities, and any similar agencies and to perform all withholdings normally applicable to the type and amount of payment the Employee is to receive as a result of this Agreement. The Company makes no representation as to the taxability of the amounts paid to Employee.

(c)Wages and Payments. Beyond the Severance Payment under this Agreement, by signing this Agreement, Employee acknowledges that, as of the Effective Date, Employee has received all outstanding compensation and accrued but unused vacation or paid time off, if any, and the Company owes Employee no further compensation, reimbursement, or other remuneration of any type except as provided in this Agreement.

(d)Outplacement Assistance. Executive transition coaching services of Scherer Executive Advisors (jay@schererexecutiveadvisors.com) will be provided, to begin within three months following your execution of this Agreement.

(e)COBRA Reimbursement. A payment in the amount of $15,908 which is equal to the cost of COBRA coverage for 6 months based on Employee’s current elections. A check for this COBRA payment will be issued and mailed to the address noted above, less applicable deductions and withholding, in a lump sum no later than thirty (30) days following the Effective Date.

(f)Ski Passes. Active ski passes for the 2022-23 ski season for Employee and Employee’s dependents through the end of the ski season. Employee understands that the value of the passes will be calculated and added to the Separation Payment check as a taxable fringe benefit, and that Employee will be taxed on the value of such benefit. Employee’s employee ski coupons will no longer be valid following the Separation Date. If Employee wishes to have all or some of Employee’s ski passes remain active, Employee must notify Leslie Dowling, Vice President HR Shared Services, in writing prior to the Separation Date.

(g)Sufficient Consideration. The Parties specifically understand and agree that the consideration provided to Employee pursuant to this Agreement is good, valuable, and sufficient consideration for this Agreement and the releases and other covenants and promises made by the Parties pursuant to this Agreement. Employee further understands and agrees that the consideration Employee is receiving in exchange for executing this Agreement is greater than that to which Employee would otherwise be entitled to in the absence of this Agreement. Should any third party, including any state or federal agency, bring any action or claim against the Company or any of the Released Parties on Employee’s behalf in relation to any claims released by this Agreement, Employee acknowledges and agrees that this Agreement provides full monetary relief for all such claims and Employee will not accept any other monetary relief to the fullest extent permitted by law.

4.Employee Benefits

The Parties understand and acknowledge that the following may be true regardless of whether the Parties execute this Agreement:

(a)Health Coverage. Employee may be eligible to continue Employee’s enrollment in the Company’s Health, Dental and Vision Plans under the provisions of COBRA (and/or other applicable law)

and in accordance with the Company’s plan documents, as conditioned upon Employee’s timely submission of COBRA election forms and remittance of applicable premiums on a timely basis. Applicable information will be included in the COBRA election packet provided to Employee.

(b)401(k) and Other Benefits. Employee’s entitlement to make contributions to the Company’s 401(k) Plan will end with Employee’s last regular paycheck. However, following the Separation Date, Employee may retain Employee’s accounts in the Plan in accordance with the provisions of the plan documents. Employee’s entitlement to Short Term Disability pay and Long Term Disability plan coverage also will end as of Employee’s Separation Date.

(c)Equity Grants. Employee may retain any restricted stock units, if any, that have vested through the Separation Date. Employee must exercise any other outstanding equity awards vested as of the Separation Date within the time frames and in the manner set out in the plan documents applicable to such awards. No further vesting of any outstanding awards will occur after the Separation Date.

5.General Release and Waiver

(a)Release of Any and All Claims. In return for the Severance Payment and other benefits that Employee will receive as stated above, Employee completely and irrevocably releases all claims, obligations, causes of action and demands that Employee has, may have, or ever had, from the beginning of time to the Effective Date of this Agreement, against the Company and its affiliates, and its and their predecessors, successors and assigns, and all of its and their present and/or former officers, directors, board members, managers, supervisors, employees, shareholders, agents, representatives, attorneys, investigators, and employee benefit or pension plans or funds (and the trustees, administrators, fiduciaries and insurers of such plans or programs) (collectively, the “Released Parties”), which may legally be waived by private agreement. Employee agrees that any person acting by, through or under Employee, such as a spouse, heirs, executors, administrators, representatives and assigns, are also bound by Employee’s release of claims included in this Section 5.

(b)Non-Exhaustive Examples of Released Claims. Employee understands that Employee is releasing the Released Parties from any and all claims and potential claims that lawfully may be waived by private agreement, including, but not limited to: (i) such claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Equal Pay Act, the Genetic Information Non-Discrimination Act, the Pregnancy Discrimination Act, the Immigration Reform and Control Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Comprehensive Omnibus Budget Reconciliation Act of 1985, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd Frank”), all as amended; (ii) such claims and potential claims under any other federal, state, or local law, statute, constitutional provision, executive order, rule, ordinance, or regulation, including those listed in the Appendix of this Agreement that are applicable to Employee; (iii) such claims and potential claims relating to or arising out of any work Employee has done for the Company in any capacity, Employee’s employment, the terms and conditions of Employee’s employment and/or Employee’s separation from employment, including, but not limited to, statutory claims and claims in common law or in equity, including, without limitation, claims for discrimination, harassment, retaliation, whistleblowing, breach of contract (oral or written, express or implied), detrimental reliance, breach of policy or practice, constructive discharge, wrongful discharge, negligence, emotional distress, detrimental reliance or promissory estoppel, and all other torts, including any intentional torts, such as defamation, libel, or slander; (iv) such claims and potential claims subject to federal, state and local occupational safety and health laws and regulations, as permitted by law; (v) such claims or potential claims under any other federal, state or local Constitution, statute, regulation, agreement, order or duty; (vi) such claims or potential claims concerning or based on the adequacy of Employee’s compensation or remuneration, including incentive payments, or claims for benefits; and (vii) any such claims or potential claims for relief of any kind, including but not limited to claims for back pay, front pay, pain and suffering, compensatory or punitive damages, reinstatement or other equitable relief, injunctive or declaratory relief, attorneys’ fees, costs, disbursements or the like (“Released Claims”).

(c)Class, Collective, or Representative Action Waiver. If any claim is not subject to full release and waiver pursuant to this Agreement, Employee waives, to the fullest extent permitted by law, any right or ability to be a class or collective action member or representative (including under the California Private Attorneys General Act (“PAGA”), or to otherwise participate in any putative or certified class, collective, multi-party, or representative action or proceeding based on such a claim in which the Company or any other Released Party is a party, unless such waiver is prohibited by controlling law.

(d)Knowing Release and Waiver. Except as provided in Section 6 below, Employee is releasing any and all claims referenced in this Article 5, whether or not they are known to Employee at the time Employee signs this Agreement.

6.Exclusions From Release

(a)Claims Not Released. Claims that cannot be waived or released by applicable law are excluded from the Released Claims under this Agreement, and Employee is not waiving any rights that Employee may have to: (a) Employee’s own vested and accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) enforce this Agreement; (d) challenge the validity of this Agreement, including consideration and breach;
(e) for reimbursement of business expenses properly incurred on behalf of the Company and correctly submitted in accordance with the Company’s expense reimbursement policies; and/or (f) assert any rights or claims that may arise after the Effective Date of this Agreement.

(b)Government Agencies. Nothing in this Agreement—including, but not limited to the provisions regarding the release and waiver of claims in Section 5, and the non-disclosure, confidentiality, and non-disparagement provisions in Section 11—prevents Employee from filing a charge or complaint with or voluntarily participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), the U.S. Department of Labor (DOL), the U.S. Department of Justice (DOJ), the Securities and Exchange Commission (SEC), or any other federal, state or local agency charged with the enforcement of any laws (“Government Agency”), or making other disclosures that are protected under the whistleblower provisions of any United States federal, state or local law or regulation, including providing documents or other information or from testifying truthfully in the course of any administrative, legal or arbitration proceeding; provided, however, that by signing this Agreement, and to the maximum extent permitted by law, Employee is waiving Employee’s right to individual relief based on claims asserted, regardless of whether Employee or another party has filed such claims, and Employee agrees that the Severance Payment Employee receives under this Agreement fully and completely satisfies any and all such claims and that Employee shall not be entitled to recover any individual monetary relief or other individual remedies, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

(c)No Interference. Nothing in this Agreement shall prevent Employee from exercising Employee’s rights, if any, under the Speak Out Act, Section 7 of the National Labor Board Act, to discuss Employee’s terms and conditions of employment or otherwise engage in protected, concerted activity with other employees, nor is this waiver intended to prohibit the provision of information to the SEC or the receipt of any monetary award authorized by Section 21F-17 of Dodd Frank.

7.Covenants Regarding Release of Claims

In relation to the general, full, and complete release of claims set forth in Section 5 and its subparts above, Employee agrees and represents as follows:

(a)No Actions Filed. As of the Effective Date, Employee has not filed any claim or charge with any court or administrative agency pertaining to any Released Claims.

(b)Filing of Actions. To the fullest extent permitted by law, Employee will not file or pursue, nor cause or permit to be filed or pursued, any action for damages or any other relief against any Released Parties involving any Released Claim, and will neither pursue nor accept any further benefit or consideration from any source whatsoever with respect to any Released Claim.

(c)Dismissal. If any agency, board, or court assumes jurisdiction of any action against the Released Parties arising out of Employee’s employment or any acts related to Employee’s employment with the Company occurring prior to the Separation Date, Employee will, to the greatest extent permitted by law, direct that agency, board or court to withdraw or dismiss the matter, with prejudice, and will execute any necessary paperwork to effect the withdrawal or dismissal, with prejudice.

(d)No Assignment. Employee represents and warrants that Employee has not assigned or transferred to any person, firm, corporation, association, or entity whatsoever any of the Released Claims; and acknowledges that, pursuant to this Agreement, Employee cannot and will not attempt to do so.

(e)Waiver. Employee agrees that this Agreement applies to all known or unknown, foreseen or unforeseen, injury or damage arising out of or pertaining to Employee’s employment relationship with the Company and its termination, and expressly waives any benefits Employee may have to the contrary.
Employee understands and acknowledges that the significance and consequence of this waiver is that even if Employee should eventually suffer injury or damage arising out of or pertaining to Employee’s employment relationship with the Company and its termination, Employee will not be able to make any claim for those injuries or damages. Employee further acknowledges that Employee consciously intends these consequences even as to claims for injuries or damages that may exist as of the date of the Agreement but which Employee does not know exist and which, if known, would materially affect Employee’s decision to execute this Agreement, regardless of whether Employee’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

8.Employee Affirmations

In combination with the release of claims and the covenants regarding those releases set forth herein—including, but not limited to, those described in Section 5—Employee offers the following affirmations based on Employee’s knowledge:
(a)No Injuries or Medical Expenses. Employee has no known workplace injuries or illnesses and, thus, Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by the Employee before or after the execution of this Agreement. Employee is not aware of any medical expenses for which Medicare has paid and for which the Released Parties are or could be liable now or in the future. To the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

(b)Leave Permitted. The Company has provided and/or has not denied to Employee any leave requested and valid pursuant to applicable law.

(c)No Retaliation. The Company and/or Released Parties have not retaliated against Employee for reporting any allegations of wrongdoing, including any allegations of corporate fraud, or for claiming a work-related injury or filing any workers’ compensation claim.

(d)No Discrimination. All of the Company’s decisions regarding Employee’s pay and benefits through the Effective Date were not discriminatory based on age, disability, race, sex, religion, national origin, sexual orientation, military status, or any other classification protected by law.

(e)Accurate Reporting. Employee will accurately report any amounts paid pursuant to this Agreement to the appropriate unemployment benefits authority, if applicable.

9.Waiver of Rights under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act of 1990

Employee specifically understands and acknowledges that because Employee is at least forty (40) years of age, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), provides Employee the right to bring a claim against the Company if Employee believes that Employee has been discriminated against on the basis of age. Accordingly, Employee agrees to the following:

(a)Employee Rights. Employee hereby acknowledges and represents that, in accordance with the ADEA, Employee’s execution of this Agreement is voluntary and knowing; this Agreement has been written in a manner that is easy to understand and Employee understands the Agreement; Employee has received a copy of this Agreement; the Company has advised Employee in writing to consult with an attorney prior to executing this Agreement; Employee has had the opportunity to ask any questions that Employee may have of legal or other personal advisors of Employee’s choosing; Employee has had as much time as Employee needs to review and consider this Agreement; and Employee has received valuable and good consideration to which the Employee is otherwise not entitled in exchange for Employee’s execution of this Agreement.

(b)Voluntary and Knowing Waiver. Employee understands the rights afforded to Employee under the ADEA and agrees that Employee will not file any claim or action against the Company or any of the Released Parties based on any alleged violations of the ADEA. Employee hereby knowingly and voluntarily waives any right to assert a claim for relief under the ADEA, including but not limited to back pay, front pay, attorneys’ fees, damages, reinstatement or injunctive relief. Notwithstanding the foregoing, Employee does not waive any ADEA claim which may arise after this Agreement is executed, and nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

(c)Consideration Period. Employee understands and acknowledges that Employee is entitled to at least twenty-one (21) calendar days to consider this Agreement prior to its execution (“Consideration Period”). Employee acknowledges that Employee was provided with the required Consideration Period and hereby knowingly and voluntarily, after the opportunity to consult with an attorney, either has used the Consideration Period or voluntarily waives the remainder of the Consideration Period by executing this Agreement. Employee acknowledges receipt of this Agreement on February 27, 2023. Employee agrees that changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period. Employee has been advised that this Agreement will be void and the Company shall have no obligation to provide Employee the Severance Payment under this Agreement if Employee does not sign this Agreement within 21 calendar days after Employee has received it, or if Employee revokes it as provided in Section 9(d) below. Employee should complete the DocuSign process to sign and return this Agreement no earlier than March 3, 2023 and no later than March 20, 2023.

(d)Revocation. Employee understands Employee is entitled to revoke this Agreement within seven (7) calendar days following Employee’s execution of this Agreement (“Revocation Period”) by sending a written revocation notice to David Shapiro, Executive Vice President, General Counsel and Secretary, at the Company’s office in Broomfield, Colorado prior to the expiration of the Revocation Period. Delivery of the revocation should also be sent via email to dtshapiro@vailresorts.com. To be effective, the notice of revocation must be sent no later than the seventh day after Employee has signed the Agreement. If Employee revokes this Agreement, no Severance Pay or other consideration under this Agreement shall be due or will be made to Employee. This Agreement, if not revoked, will become effective after the Revocation Period.

(e)ADEA and OWBPA Release. Employee is explicitly releasing claims Employee may have under the ADEA and OWBPA. Employee understands Employee may challenge the knowing and voluntary nature of this release under the OWBPA and the ADEA. Employee also understands, however, that if Employee pursues a claim against the Company and/or Released Parties under the ADEA and/or the OWBPA, the Company and/or Released Parties may be entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by Employee. A reduction never can exceed the amount Employee recovers, or the severance Employee received for signing this Agreement, whichever is less. Employee also recognizes the Company may be entitled to recover costs and attorneys’ fees incurred by the Company as specifically authorized under applicable law.

10.No Admission

Employee acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to any alleged liability or alleged wrongdoing, if any, against Employee by the Company or Released

Parties. The Company specifically asserts that all actions taken with regard to Employee and Employee’s employment were proper and lawful and affirmatively denies any wrongdoing of any kind.

11.Non-Disclosure, Confidentiality, and Non-Disparagement

Except as provided in Section 6 above:

(a)Confidentiality. Except where prohibited by law, including, but not limited to, in states that limit the confidentiality of private agreements related to sexual harassment allegations or other unlawful acts in the workplace, Employee agrees to keep the terms and conditions of this Agreement and the amount of this Agreement and the Severance Payment completely confidential, except that Employee may discuss this Agreement with Employee’s spouse, attorney, accountant, or other professional advisor who may assist Employee in evaluating or reviewing this Agreement or the tax implications thereof, or as otherwise required by law.

(b)Non-Disparagement. Employee agrees that Employee shall not make, directly or indirectly, to any person or entity, including, but not limited to, the Company’s present, future, and/or former employees and/or clients, and/or the press, any negative, derogatory or disparaging oral, written and/or electronic statements about the Company and Released Parties, their products and services, or Employee’s employment with and/or separation from employment with the Company, or do anything that damages the Company or the Released Parties or any of its and/or their products and services, reputation, good will, financial status, or business or client relationships. This Section shall not preclude Employee from testifying honestly in a proceeding or from participating in a government investigation.

(c)Non-Disclosure. Employee agrees that Employee shall not retain, use and/or disclose any trade secret, confidential and/or proprietary information Employee learned or acquired while employed by the Company, including, but not limited to, personnel and compensation information other than Employee’s own; financial information and data; technical data and information; programmatic and operational information; donor, patron and client identities and information; marketing plans, data and information; business information; strategy; research; information related to the Company’s computer and/or communications systems; and/or information the nature of which would commonly be reasonably understood to be confidential (“Confidential Information”), except as required by law. Employee further promises that Employee shall not directly or indirectly use, disclose, reproduce, sell, retain, remove from the premises, make available to any other person or entity, or use for Employee’s own or for any other person or entity’s benefit, any Confidential Information. Employee also promises that Employee shall not use any such Confidential Information to damage the Company (either intentionally or unintentionally), its interests or its clients, or any other person or entity with which the Company does business. Employee acknowledges and agrees that such Confidential Information is a valuable and unique asset of the Company and, except as otherwise provided in this Agreement, Employee promises that Employee will not use any such Confidential Information or disclose any such Confidential Information to any person or entity for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Employee, or except as required by the law.

(d)Defend Trade Secrets Act Notice. Employee acknowledges that Employee hereby received notice that under the 2016 Defend Trade Secrets Act (DTSA): (a) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by the Company for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret “under seal” (meaning it is not accessible to the public), and does not disclose the trade secret, except as permitted by court order.

12.Return of Company Property
By signing below, Employee represents that on or before the Separation Date Employee has done all of the following: (i) returned to the Company any and all Confidential Information and all other materials, documents or property belonging to the Company or any of its affiliated entities or clients, including without limitation, files, documents, lists, policies, marketing plans, new or existing initiatives, programs, records, manuals, reports, software and hardware, laptops, printers, computers, cell phone or similar device, keys, key cards, identification cards, access cards, mailing lists, personnel information, electronic information and files, computer print-outs, computer disks and tapes, and any other equipment; (ii) not retained any copies of any Confidential Information and/or any other materials, documents or property belonging to the Company or any of its affiliated entities; and (iii) permanently deleted all Confidential Information from Employee’s home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices.
13.Alternate Employment within the Company

Employee may elect to pursue other employment opportunities with the Company or any of its affiliates. If Employee accepts the Severance Payment and subsequently becomes aware of an open position in which Employee is interested within the Company or any of its affiliates, Employee should contact Lynanne Kunkel, Executive Vice President and Chief Human Resources Officer (ljkunkel@vailresorts.com) prior to applying. If Employee is offered and accepts such a position during the number of weeks represented by the Separation Payment, Employee would need to discuss a mutually- acceptable resolution regarding Employee’s Separation Payment.

14.Future Cooperation

Employee agrees that, through the third anniversary of the Separation Date, Employee will reasonably cooperate with the Company in connection with any business matters in which Employee was involved or any existing or potential claims, investigations, administrative proceedings, lawsuits, and other legal and business matters which arose during Employee’s employment, as reasonably requested by the Company. If you are subject to any Legal Hold, your obligations associated with that Legal Hold remain ongoing (e.g., you cannot destroy relevant materials). The Company agrees that such assistance will be scheduled at such reasonable times with advance notice as will not unreasonably interfere with Employee’s employment or business activities. The Company agrees to reimburse Employee for reasonable travel expenses incurred in providing such assistance in accordance with the Company’s Travel and Entertainment Policy.
15.Governing Law and Arbitration

(a)Governing Law. Any controversy or claim arising out of, or relating to, this Agreement, its terms, or its breach shall be governed by the laws of the State in which Employee was last assigned to work for the Company (without reference to the State’s conflicts of law provisions), without reference to any other State in which Employee may have chosen to work remotely, unless Employee had express written authorization from the Company to work in another State, in which event that State’s law shall govern for the period of time that employee worked in such State. For the purposes of this Agreement, Heavenly employees were assigned to work in Nevada.
(b)Arbitration. With the exception of employees who work in Colorado, any controversy or claim arising out of, or relating to, this Agreement will be resolved by final and binding individual arbitration through the American Arbitration Association (AAA) in the location provided in the Appendix in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures in effect on the Effective Date, available at available at https://www.adr.org/sites/default/files/EmploymentRules_Web_2.pdf, and judgment on the award rendered may be entered in any court of competent jurisdiction. Any controversy or claim arising out of, or relating to, this Agreement that is brought by a Colorado employee will be resolved by JAMS in Denver, CO in accordance with the JAMS Employment Arbitration Rules and Procedures in effect on the Effective Date, available at https://www.jamsadr.com/rules-employment-arbitration/english. Judgment on the arbitration award may be entered in any court of competent jurisdiction. This clause shall not preclude the Company or Released Parties from seeking provisional remedies, including temporary restraining orders and injunctive relief (e.g., with regard to enforcement of Sections 11 and 12), without the requirement to post bond, in aid of arbitration from a court of appropriate jurisdiction. By signing this Agreement, Employee expressly waives the right to bring a class, collective, or representative claim (including, but not limited to, under the California Private Attorneys General Act (“PAGA”), unless such waiver is prohibited by controlling law) seeking any relief on behalf of others. For any controversy or claim arising out of, or relating to, this Agreement that is brought by an Employee who worked for the Company in California, the Company will pay the arbitrator’s fees and other costs relating to the arbitration forum but Employee and the Company will be responsible for their own respective costs and for their own respective attorneys’ fees should the Parties choose to be represented by counsel, unless the arbitrator shifts one party’s costs and attorneys’ fees to the other party in accordance with applicable law. It is agreed that the Company shall not be responsible for paying the arbitrator’s fees and costs for the arbitration hearing sooner than 60 days before the commencement of the arbitration hearing.

16.Binding Agreement and Attorneys’ Fees

The Parties understand that upon the Effective Date, this Agreement will be final and binding. Except as stated in Sections 5 and 6, Employee promises that Employee will not pursue any claim that Employee has released by this Agreement. If Employee breaks this promise, Employee agrees to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any such claims. This section does not apply to claims that Employee may have under the OWBPA and the ADEA; such claims are covered by Section 10.

17.General Provisions

(a)Appendix. The Appendix to this Agreement is fully incorporated into this Agreement and is therefore included in and part of this Agreement and binding upon the Parties. Employee understands that if Employee lived or worked for the Company in any of the states listed in the Appendix, the provisions in the Appendix relating to that state apply to Employee fully during the time periods the Employee lived and worked in such state, and are binding on Employee and the Company, just as if they were stated

within the main body of this Agreement. Employee further understands and agrees to arbitrate any claim or controversy arising from this Agreement in the arbitration location based on Employee’s work location, as provided in the Appendix.

(b)Entire Agreement. This document, together with the Appendix, constitutes the complete and total agreement between the Company and Employee with respect to issues addressed in this Agreement. However, this Agreement shall not amend or modify obligations Employee may have under any other agreement Employee may have with the Company restricting the use of confidential information, preventing solicitation of employees or of customers or suppliers, assigning intellectual property rights, or providing for dispute resolution procedures, which obligations, if any, shall remain in full force and effect in accordance with their terms.

(c)No Reliance. Employee represents that in deciding to sign this Agreement, Employee is not relying on any other agreements or on any statements by any person, including Company representatives that are not contained in this Agreement and the Appendix.

(d)Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the Parties. The Company and Employee each acknowledge the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement, and that, accordingly, no part of this Agreement should be construed against either Party on the basis of authorship.

(e)Competence. Employee personally has read, considered, and understands that this Agreement resolves and waives any and all claims that Employee may have against the Company. At the time of executing this Agreement, Employee is not affected by any drug, alcohol, medication or other condition that would interfere with Employee’s ability to understand this Agreement and to waive the rights described in exchange for the Severance Payment set forth above.

(f)Binding Effect. This Agreement is binding upon Employee’s heirs, successors, and assigns.

(g)Modification. This Agreement shall not be modified, altered, or discharged except by written agreement signed by Employee and the General Counsel of the Company (or their designee).

(h)Use of Release in Subsequent Proceedings. The Parties agree that neither will offer or introduce this Agreement as evidence in any administrative proceeding, arbitration or lawsuit, with the exception of (i) a proceeding in which the Company or Employee alleges a breach of this Agreement, or relies on this Agreement to support a complete or partial defense to any lawsuit, arbitration or claim; or
(ii) disclosure to the EEOC or NLRB or any other federal, state or local agency charged with the enforcement of any laws, as provided in Sections 6 or 11(d) above.

(i)Enforcement. The failure of either Party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver of that term or of any other term of this Agreement, and shall not deprive that Party of the right to later insist upon strict adherence to that term or this Agreement.

(j)Severability. The terms of this Agreement are severable. If any part of this Agreement is determined to be illegal, invalid or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable or invalid part(s) shall be deemed not to be part of this Agreement. The Parties further agree that any such void or unenforceable provision(s) of this Agreement may be replaced with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the unenforceable provision(s).

(k)Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of an electronic copy will have the same force and effect as execution of a hard copy, and an electronic signature will be deemed an original and valid signature.

(l)Employee Acknowledgement. EMPLOYEE ACKNOWLEDGES THE FOLLOWING: EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT; UNDERSTANDS ITS FINAL AND BINDING EFFECT; HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY; HAS BEEN GIVEN THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT COUNSEL IN REVIEWING AND EXECUTING THIS AGREEMENT AND THAT EMPLOYEE HAS EITHER CHOSEN TO BE REPRESENTED BY COUNSEL OR HAS VOLUNTARILY DECLINED SUCH REPRESENTATION; HAS HAD SUFFICIENT TIME TO REVIEW THIS AGREEMENT; AND UNDERSTANDS THE PROVISIONS OF THIS AGREEMENT AND KNOWINGLY AND VOLUNTARILY AGREES TO BE BOUND BY THEM. EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT BY ENTERING THIS AGREEMENT, EMPLOYEE IS KNOWINGLY AND VOLUNTARILY WAIVING EMPLOYEE’S RIGHTS TO A TRIAL BY JUDGE OR JURY FOR ANY CLAIM COVERED BY THIS AGREEMENT.

I have read and understand the Confidential Severance Agreement and General Release set forth above. I accept the consideration stated above and agree to be bound by the terms of this Agreement.

Employee
___________________________
James O’Donnell

The Company

By: ________________________

Dated: __________________

Dated: __________________

Kirsten Lynch

APPENDIX

State Specific Provisions. The following additional provisions apply to Employee where Employee worked for the Company in one of the states listed below:

CALIFORNIA

(a)Employee understands that, included in the claims that Employee is waiving are claims under the California Fair Employment and Housing Act (Cal. Gov’t Code §§ 12900, 12940, and 12949), the California Labor Code, including Section 132a, the Labor Code Private Attorneys General Act of 2004 (Lab. Code §§ 2698-2699.8), the California Business & Professionals Code Section 17200, the Ralph Civil Rights Act, Cal. Civ. Code § 51.7, the Tom Bane Civil Rights Act, Cal. Civ. Code § 52.1, the California Equal Pay Act, the California Constitution, and the California Family Rights Act (Cal. Gov. Code §§ 12945.1- 12945.2), excluding any claims which cannot be waived or released by law.

(b)By signing this Release, Employee understands that this Agreement includes a release of all claims known or unknown, and accordingly also waives the provisions of Section 1542 of the California Civil Code, which states:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or released party.”

Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims Employee may have against the Released Parties. Employee understands that Employee is the “creditor or releasing party” and the Company and Released Parties are the “debtor or released party” in the above statute. Nothing in this Release shall be construed as a waiver of Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Employee has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

To the extent permitted by law, Employee also promises never to bring, directly or indirectly, or participate in any action against any of the Released Parties under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.

(c)Employee does not have and has not raised a claim against the Company or any Released Party of unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation. Employee has not filed any claim in a civil action or a complaint in an administrative action against the Company or any other Released Party. Employee is entering into this Release agreement voluntarily, deliberately, and with all information needed to make an informed decision to enter this Release and Employee is hereby given notice of and an opportunity to retain an attorney or Employee is already represented by an attorney. Employee has been provided with at least five business days to consult an attorney regarding the Agreement.

(d)Nothing in this Release shall prevent Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Nothing in this Release waives Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when Employee has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

COLORADO

Employee understands that, included in the claims that Employee is waiving are claims under the Colorado Anti-Discrimination Act, Colo. Rev. Stat. Ann. §§ 24-34-401, 24-34-402, 24-34-402.5; 3 CCR 708-1, Rules 70.3, 80.4, 80.8, the Equal Pay for Equal Work Act, Colo. Rev. Stat. Ann. §§ 8-5-101 et seq., 7 CCR 1103-13, the Colorado lawful off-duty conduct law.

MINNESOTA

Employee understands that, included in the claims that Employee is waiving are claims under the Minnesota Human Rights Act, Minn. Stat. Ann. §§ 363A.03, 363A.08, 363A.20, and 363A.26.

Employee understands Employee is entitled to revoke this Agreement within fifteen (15) calendar days following Employee’s execution of this Agreement (“Revocation Period”) by sending a written revocation notice to the Senior Director for Labor & Employment, Assistant General Counsel, at the Company’s office in Broomfield, Colorado prior to the expiration of the Revocation Period. Delivery of the revocation should also be sent via email to matthew.c.cooper@vailresorts.com. To be effective, the notice of revocation must be sent no later than the fifteenth day after Employee has signed the Agreement. If Employee revokes this Agreement, no Severance Pay or other consideration under this Agreement will be made or is due. This Agreement, if not revoked, will become effective upon expiration of the Revocation Period on the sixteenth day after Employee signs it (“Effective Date”).

NEW HAMPSHIRE

Employee understand that, included in the claims that Employee is waiving are claims under the New Hampshire Law Against Discrimination, N.H. Rev. Stat. §§ 354-A:2, 354-A:7.

NEW YORK

Employee understands that, included in the claims that Employee is waiving are claims under the New York Labor Law, the New York State Human Rights Law, the New York City Human Rights Law, the New York City Administrative Code, the New York Whistleblower Law, the New York Code of Rules and Regulations, the New York Paid Family Leave law.

Employee does not have and has not raised a claim against the Company or any Released Party of unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation. Nothing in this Agreement prevents Employee from disclosing the underlying facts of any claim of discrimination, harassment or retaliation.

UTAH

Employee understands that, included in the claims that Employee is waiving are claims under Utah Anti-discrimination Act of 1965, Utah Code Ann. §§ 34A-5-102, 34A-5-106.

VERMONT

Employee understands that, included in the claims that Employee is waiving are claims under the Vermont Fair Employment Practices Act, 21 Vermont Stat. Ann. §§ 495 and 495d.

Employee does not have and has not raised a claim against the Company or any Released Party of unlawful discrimination; harassment; sexual harassment, abuse, assault, or other criminal conduct; or retaliation.
WASHINGTON

Employee understands that, included in the claims that Employee is waiving are claims under the Washington Law Against Discrimination, Rev. Code Wash. §§ 49.44.090, 49.60.040, 49.60.172, 49.60.180,
49.60.190, 49.60.200.

ARBITRATION LOCATIONS

Pursuant to Section 15 of the Agreement, Employee agrees to the below arbitration location based on Employee’s work location.

•Afton Alps – Minneapolis, Minnesota
•Alpine Valley – Cleveland, Ohio
•Attitash – Concord, New Hampshire
•Beaver Creek – Denver, Colorado
•Big Boulder – Philadelphia, Pennsylvania
•Boston Mills – Cleveland, Ohio
•Brandywine – Cleveland, Ohio
•Breckenridge – Denver, Colorado
•Broomfield – Denver, Colorado
•Crested Butte – Denver, Colorado
•Crotched – Concord, New Hampshire
•Grand Teton Lodge Company – Jackson, Wyoming
•Heavenly – Reno, Nevada
•Hidden Valley, MO – St. Louis, Missouri
•Hidden Valley, PA – Pittsburgh, PA
•Hunter – New York City, New York
•Jack Frost – Philadelphia, Pennsylvania
•Keystone – Denver, Colorado
•Kirkwood – Reno, Nevada

•Laurel Mountain – Pittsburgh, PA
•Liberty – Philadelphia, Pennsylvania
•Mad River Mountain – Columbus, Ohio
•Mount Snow – Burlington, Vermont
•Mount Sunapee – Concord, New Hampshire
•Mt Brighton – Detroit, Michigan
•Northstar – Reno, Nevada
•Okemo – Burlington, Vermont
•Paoli Peaks – Indianapolis, Indiana
•Park City – Salt Lake City, Utah
•Roundtop – Philadelphia, Pennsylvania
•Seven Springs – Pittsburgh, Pennsylvania
•Snow Creak – Kansas City, Missouri
•Stevens Pass – Seattle, Washington
•Stowe – Burlington, Vermont
•Vail – Denver, Colorado
•Whitetail – Philadelphia, Pennsylvania
•Wildcat – Concord, New Hampshire
•Wilmot – Milwaukee, Wisconsin